Filed Pursuant to Rule 424(b)(3)
 Registration No. 333-249779
Prospectus Supplement No. 6
(to prospectus dated March 29, 2021)

633,750,000 Shares of Class A Common Stock
24,500,000 Warrants to Purchase Class A Common Stock
This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated March 29, 2021 (as amended or supplemented through the date hereof, the “Prospectus”), related to: (1) (a) 415,700,000 shares of Class A common stock, issued in connection with the Mergers, (b) 132,050,000 shares of Class A common stock issued in connection with the Common PIPE Investment, (c) 27,500,000 shares of Class A common stock issued upon the conversion of Churchill’s Class B common stock in connection with the Transactions and (d) 58,500,000 shares of our Class A common stock that may be issued upon exercise of the Public Warrants, Private Placement Warrants, Working Capital Warrants and PIPE Warrants and (2) the offer and sale from time to time by the Selling Securityholders named in the Prospectus, or their permitted transferees, of (a) up to 576,882,592 shares of our Class A common stock (which includes up to 31,000,000 shares of Class A common stock issuable upon the exercise of outstanding warrants) and (b) up to 24,500,000 warrants representing the Private Placement Warrants and Working Capital Warrants, with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission (“SEC”) on August 27, 2021 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.
This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement. Terms used in this prospectus supplement but not defined herein shall have the meanings given to such terms in the Prospectus.
Our Class A common stock is listed on The New York Stock Exchange under the symbol “MPLN.” On August 26, 2021, the last reported sale price of our Class A common stock on The New York Stock Exchange was $5.64 per share.
Investing in our Class A common stock involves a high degree of risk. See the section titled “Risk Factors” beginning on page 21 of the Prospectus.
Neither the Securities and Exchange Commission nor any other state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 27, 2021

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
August 27, 2021

MultiPlan Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-39228	84-3536151
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

115 Fifth Avenue
New York, New York 10003
(212) 780-2000
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Shares of Class A Common Stock, $0.0001 par value per share	MPLN	New York Stock Exchange
Warrants	MPLN.WS	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.
On August 27, 2021, MultiPlan Corporation (the “Company,” “we” and “our”) announced that its Board of Directors (the “Board”) approved a share repurchase program (the “Share Repurchase Program”) pursuant to which the Company is authorized to repurchase up to $250 million shares of its Class A common stock. The Share Repurchase Program is effective immediately, will expire on December 31, 2022, and is expected to be funded using the Company’s cash on hand and cash from operations. As of June 30, 2021, the Company had $148 million of cash and cash equivalents, and approximately 656 million shares of Class A common stock outstanding.
Repurchases under the Share Repurchase Program may be made, from time to time, in amounts and at prices the Company deems appropriate and may be made pursuant to a trading plan intended to qualify under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended. Repurchases by the Company under the Share Repurchase Program will be subject to general market and economic conditions, applicable legal requirements and other considerations, and the Share Repurchase Program may be suspended, modified or discontinued by the Board at any time without prior notice at the Company’s discretion.
A copy of the related press release is attached to this Current Report on Form 8-K (this “Report”) as Exhibit 99.1 and is incorporated herein by reference.
Forward-Looking Statements
This Report includes statements that express our and our subsidiaries’ opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, “forward-looking statements”. These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects,” “seeks,” “projects,” “forecasts,” “intends,” “plans,” “may,” “will” or “should” or, in each case, their negative or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this Report and the press release attached to this Report, and these forward-looking statements reflect management’s expectations regarding the funding and use of the Share Repurchase Program, our future growth, results of operations, operational and financial performance and business prospects and opportunities. Such forward-looking statements are based on available current market material and management’s expectations, beliefs and forecasts concerning future events impacting the business. Although we believe that these forward-looking statements are based on reasonable assumptions at the time they are made, you should be aware that many factors could affect our actual financial results, including: the impact from the COVID-19 pandemic and its related effects on our projected results of operations, financial performance or other financial metrics; loss of our customers, particularly our largest customers; decreases in our existing market share or the size of our Preferred Provider Organization networks; effects of competition; effects of pricing pressure; the inability of our customers to pay for our services; decreases in discounts from providers; the loss of our existing relationships with providers; the loss of key members of our management team; pressure to limit access to preferred provider networks; the ability to achieve the goals of our strategic plans and recognize the anticipated strategic, operational, growth and efficiency benefits when expected; our ability to identify, complete and successfully integrate acquisitions; changes in our industry; interruptions or security breaches of our information technology systems; our ability to protect proprietary applications; our inability to expand our network infrastructure; our ability to remediate any material weakness or maintain effective internal controls over financial reporting; changes in our regulatory environment, including healthcare law and regulations; the expansion of privacy and security laws; heightened enforcement activity by government agencies; our ability to pay interest and principal on our notes and other indebtedness; the possibility that we may be adversely affected by other political, economic, business, and/or competitive factors; other factors disclosed in our Securities and Exchange Commission (“SEC”) filings; and other factors beyond our control.
The forward-looking statements contained in this Report are based on our current expectations and beliefs concerning future developments and potential effects on our business. There can be no assurance that future developments affecting our business will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, and our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2021 and June 30, 2021, including those under “Risk Factors” therein, and other documents filed or to be filed with the SEC by us. Should one or more of these risks or uncertainties materialize, or should any of the assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Forward-looking statements speak only as of the date made. We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.
Item 9.01 Financial Statements and Exhibits.
 (d) Exhibits
The following exhibits are included in this Form 8-K:

99.1	Press Release, dated August 27, 2021, of MultiPlan Corporation
104	Cover Page Interactive Data File (the cover page XBRL tags are embedded in the Inline XBRL document).

EXHIBIT INDEX

Exhibit
Number	Description

99.1	Press Release, dated August 27, 2021, of MultiPlan Corporation
104	Cover Page Interactive Data File (the cover page XBRL tags are embedded in the Inline XBRL document).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:    August 27, 2021

                                MultiPlan Corporation

                                By:     /s/ David L. Redmond
                                Name:    David L. Redmond
                                Title:    Executive Vice President and Chief Financial
Officer